Exhibit 99.2

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	February 3, 2020
Contact:	Paul W. Nester
Vice President and CFO
Telephone:	540-777-3837

RGC RESOURCES HOLDS
ANNUAL SHAREHOLDERS MEETING

ROANOKE, Va. (February 3, 2020)--RGC Resources, Inc. (NASDAQ: RGCO) announced the election of Directors at its shareholders meeting held on February 3, 2020. Shareholders elected Nancy Howell Agee, President and CEO – Carilion Clinic, Jacqueline L. Archer, President and COO – Blue Ridge Beverage Company, and J. Allen Layman, private investor, for three-year terms. Shareholders approved an increase in the number of authorized shares of common stock from 10 million to 20 million. Shareholders also ratified the appointment of Brown Edwards and Company, L.L.P. as auditors for fiscal 2020.

At a meeting of the Board of Directors, following the annual shareholders meeting, John B. Williamson, III was elected Chairman of the Board and Paul W. Nester was elected President and CEO of RGC Resources, Inc. Mr. Nester was also appointed a Class C Director to complete the term of John S. D’Orazio. The following RGC Resources senior officers were also elected: Randall P. Burton, II, Vice President, CFO, Secretary and Treasurer, and Robert L. Wells, II, Vice President and Chief Information Officer. In addition, Roanoke Gas Company, the largest subsidiary of RGC Resources, elected the following senior officers: Paul W. Nester, President and CEO, Randall P. Burton, II, Vice President, CFO, Secretary and Treasurer, Lawrence T. Oliver, Vice President, Regulatory Affairs and Strategy, Carl J. Shockley, Jr., Vice President and Chief Operating Officer, and Robert L. Wells, II, Vice President, Customer Service.

RGC Resources, Inc. provides energy and related products and services to approximately 62,000 customers in Virginia through its operating subsidiaries including Roanoke Gas Company and RGC Midstream, LLC.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

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